EXHIBIT 11.2

                            PAMECO CORPORATION
              COMPUTATION OF HISTORICAL NET INCOME PER SHARE
                 (In thousands, except per share amounts)

                                                      Three Months Ended             Nine Months Ended
                                                         November 30,                  November 30,
                                                      ------------------------------------------------
                                                             1997                          1997
                                                             ----                          ----
Primary:
  Weighted average common stock and common stock
  equivalents outstanding during the period                 8,769                          8,684

Effect of common stock equivalents issued
  subsequent to March 26, 1996, computed in
  accordance with the treasury stock method as
  required by the SEC <F1>                                    330                            330
                                                           ------                         ------
         Total                                              9,099                          9,014
                                                           ======                         ======
Net Income                                                 $1,119                         $8,188
                                                           ======                         ======
Plus:  Reduction in interest expense from
  repayment of long-term notes payable, net of
  income taxes <F2>                                            --                            676
Net Income                                                 $1,199                         $8,864
                                                           ======                         ======
Net income per share                                       $ 0.13                         $ 0.98
                                                           ======                         ======

<F1> Pursuant to Securities and Exchange Commission Staff Accounting
     Bulletin No. 83, common stock equivalents issued at prices below the Initial Public Offering price per share of $14 ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its Initial Public Offering have been included as outstanding for all periods presented.

<F2> Historical supplemental net income per share reflects the number of shares of common stock issued upon consummation of the Initial Public Offering used to repay $44.2 million in current and long-term debt as if the issuance had occurred at the beginning of the period (or date of issuance of notes payable, if later) and the related reduction in interest expense.

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